2019 Q1 Review Call script

Welcome to the first quarter 2019 conference call with The Parking REIT.  This is Brandon Welch; I oversee Capital Markets and Investor Relations for the company.  I'm here with CEO, Mike Shustek, and our CFO, Kevin Bland.
Over the last four months, your Board of Directors and management team have taken significant steps to improve The Parking REIT's performance and governance.  Additionally, we continue to explore potential liquidity events for our shareholders.
Purpose of the call is to:
•	Discuss the performance of The Parking REIT for the first quarter of 2019 and company activities through April;
•	Provide an update on our efforts to provide distributions and liquidity to stockholders; and
•	Discuss our upcoming annual meeting of stockholders.
Additionally, we've provided an opportunity for the public to submit questions via email prior to the call.  We have incorporated answers to frequently asked questions into our prepared remarks.  This call will be recorded and made available for listening in the future.
We will be citing information from the 10-Q filing for the first quarter of 2019, which can be found by visiting TheParkingREIT.com and clicking on Recent Filings. It can also be found by searching Parking REIT on the EDGAR database, which is on the SEC website.  Please note that this call will contain the discussion of certain non-GAAP financial information.  Reconciliations of such information to net income are included in our 10-Q.

During this call we may make certain forward-looking statements.  Forward-looking statements are based on expectations that involve risks and uncertainties that could cause actual results to differ materially.  For a further discussion of risks related to our business, see our 10-K and subsequent filings with the SEC.
To start off, I will invite The Parking REIT CFO, Kevin Bland, to discuss the company's first quarter financial results.
Thank you, Brandon.  I'd like to first review the balance sheet. In the first quarter we had limited activity to impact the company balance sheet.  We made no acquisitions or dispositions.  One KeyBank loan with a balance of $3.8 million matured in February.  We refinanced the loan with a new loan from LoanCore.  Our total leverage still stands at approximately 50% loan-to-value.
Moving on to the statement of operations, we saw first quarter 2019 revenues at $5.4 million compared to $5.1 million for the same period in 2018.

We renegotiated four leases between December 2018 and March 2019.  On the St Louis 2013 lot, base rent was increased 80 percent, from $250,000 to $450,000 per year.  The revenue participation threshold was increased from $400,000 to $650,000.  This change increases our guaranteed rent and stretches the revenue participation goal higher to continue to incentivize the operator to maximize revenues.
The Ft. Lauderdale, Memphis Court, and Memphis Poplar lots were previously on triple net leases, where the tenant pays base rent and is responsible for paying maintenance, insurance, and property tax expenses.  Under our prior lease structures, we had limited visibility as to property parking revenues and did not participate in revenue increases.  The new leases for these three properties moved to a base rent plus percentage rent structure.  This structure aligns with our lease strategy on nearly all of our other leases.  The base rent component provides for predictable revenues, while the percentage rent structure allows us to participate in revenues above a certain threshold.  Management believes that this lease structure aligns our interests with the incentives of our operator tenants.
Moving on to the company expenses, total operating expenses for the first quarter declined from $6.2 million in 2018 to $4.9 million in 2019.  This decline is primarily due to a decrease in general and administrative expenses of approximately $250,000 and a decrease in professional fees of $1.3 million.  This reduction of expenses is the result of management's focus on reducing costs and the significant one-time professional fees incurred in 2018 that we did not incur in 2019. There were marginal increases in property taxes, property operating expenses, asset management fees, and depreciation and amortization.  Due to the internalization, the company will no longer incur asset management fees beginning April 1, 2019.  We do expect the increases in other property related expenses, such as operating expense and property tax, to continue as the portfolio grows.
The result of an increase in revenues and decrease in operating expenses is a significant improvement in income from operations.  In the first quarter of 2018, we recorded a $1.1 million loss from operations.  In the first quarter of 2019 we recorded $501,000 of income from operations.
At the bottom line, the company recorded a first quarter net loss attributable to common stockholders of approximately $2.5 million, which is an improvement over 2018's first quarter $3.6 million net loss.  Funds from Operations, which is intended to provide a more complete understanding of the Company's cash flows, was negative $1.2 million in the first quarter of 2019, which is an improvement over the negative $2.4 million FFO recorded in the first quarter of 2018.
The first quarter is typically The Parking REIT's worst quarter for revenues and percentage rents, so we expect many of these figures to improve through the remainder of 2019.  Given the company's significant cash needs for debt service, preferred stock dividends, and professional fees associated with preparing for a potential liquidity event, management believes that it is not currently prudent to reinstate a distribution for common stockholders at this time.
The company's assets continue to perform well, and we believe significant growth in assets under management would contribute to increased profitability as the company achieves scale.

Thank you, Kevin.  Management and the board of directors worked into April on initiatives to improve The Parking REIT's performance and governance.  First, we announced on April 3rd that effective April 1st we internalized our management platform.  Previously, The Parking REIT was under an external management structure, whereby the management team and employees of the Parking REIT worked for a third-party management company.  That management company was paid an asset management fee from the Parking REIT.  These external management structures are common for non-traded REITs, but 77% of listed REITs are internally managed, which is seen as favorable corporate governance by institutional REIT investors.
The primary purposes of the internalization were to significantly align the interests of stockholders and management, enhance corporate governance, and simplify our corporate structure in a manner that may be more attractive to potential sources of capital to support future growth.  Additionally, we expect the internalization to result in a reduction in our overall operating expenses as we grow, primarily as a result of terminating management fees paid to the Manager, which management fees would have increased as we increased our assets. The only fee paid to the manager following internalization will be a $200,000 annual fee for four years related to the certain services to facilitate compliance with the Company's debt covenants.
To read more about the internalization, please refer to the Form 8-K filed by the Company with the SEC on April 3, 2019.
In addition to the internalization, The Parking REIT's board of directors instituted a board refreshment strategy and governance changes.  The board believes these changes will strengthen and diversify the skills and experiences of our directors.  The board nominated two new independent directors, John Alderfer and Hilda Delgado.  Both director nominees bring significant public company, real estate, and corporate finance experience.  You can read their full bios in the proxy statement for the upcoming annual meeting of shareholders.  The proxy can be found on our corporate filings page by visiting TheParkingREIT.com, clicking Recent Filings, and choosing the DEF 14A filing posted April 26th.
The board also changed its compensation structure to establish stock ownership requirements for independent directors.  Each independent director will receive their compensation in stock until he or she holds shares of stock equal to $105,000 or more.  We also eliminated the practice of paying fees to directors for each meeting they attend.  We believe these changes in compensation will further align the board's interests with those of our stockholders.
Annual Meeting
Stockholders are invited to attend the upcoming Annual Meeting. The Annual Meeting will be held on June 5, 2019, commencing at 9:00 a.m., Eastern Time, at the offices of Venable LLP, located at 750 E. Pratt Street, Suite 900, Baltimore, Maryland 21202.

For further information regarding the matters to be considered and acted upon at the Annual Meeting, I urge you to carefully read the Proxy Statement. We make proxy materials available to our stockholders on the internet. You can access proxy materials at https://www.proxy-direct.com/tpr-30634.
If you have not already done so, we encourage you to exercise your rights as a stockholder and authorize a proxy to vote your shares.  You may authorize a proxy to vote your shares by phone, online or by mail, or you may vote in person at the Annual Meeting.  If you have any questions about the Annual Meeting or how to authorize your proxy, or need additional copies of the Proxy Statement, the proxy card or voting instructions, you should contact Georgeson, LLC at 1-866-431-2105.
I'll now invite CEO Mike Shustek to discuss distributions and our work toward a liquidity event.
Thank you, Brandon.  As our CFO mentioned earlier in the call, the company is at an inflection point with regards to its cash flows.  While the performance of the portfolio continues to meet or exceed our expectations, the company would benefit from additional size and scale to enhance profitability.  We note that we expect to incur ongoing legal and professional fees associated with our pursuit of a liquidity event for shareholders.
In March, a stockholder of The Parking REIT filed a class action complaint against the company and certain of its current and former officers and directors. The litigation is at a preliminary stage. The company and board of directors have reviewed the allegations in the complaint and believe the claims asserted are without merit and we intend to vigorously defend this action. Nevertheless, we expect this defense will require significant financial resources of the company. For these reasons, the board elected not to reinstate distributions.
Providing liquidity for our stockholders is a top priority of management and the board of directors. We are considering all available options, including selling the assets, or selling the company. We will continue to work diligently on your behalf, and we ask for your patience through this process. We will update you on our progress as news becomes available.
A new Net Asset Value will be announced prior to the end of the month.  The previous NAV of $24.61 was set in May 2018.  A new NAV will be calculated based upon updated appraisals and company financial information.
Thank you, Mike.  That concludes the prepared remarks for this call.  Prior to the call we requested questions to be submitted to us via email.  We have incorporated answers to frequently asked questions into our remarks.  If you have a question that you don't believe was answered during this call, please email it to info@theparkingreit.com and we will reach out with an answer as appropriate.
We will continue to share news with you as it becomes available. As a reminder, please authorize a proxy to vote your shares ahead of our annual meeting on June 5th.   On behalf of Mike Shustek, Kevin Bland, and the entire Parking REIT team, thank you for your time and attention.